Exhibit 99.2

Presto Automation Inc.

Earnings Call Script

October 10, 2023

Operator

Greetings, and welcome to the Presto Fiscal Fourth Quarter and Full Year 2023 Earnings Call. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Adam Rogers, Vice President of Investor Relations, you may begin.

Adam Rogers

Good afternoon, everyone. I would like to welcome you all to the Presto Automation Fiscal Fourth Quarter and Full Year 2023 earnings conference call. I am Adam Rogers, Head of Investor Relations at Presto.

Today’s call will include comments from our Chief Executive Officer, Xavier Casanova, and our Chief Accounting Officer, Stanley Mbugua. Xavier and Stanley are joined on the line by Dan Mosher, President of Presto Automation. After our prepared comments, we will open the call for questions. A replay of this call will be made available, and information to access the replay is listed in today's press release.

Before we begin, I'd like to remind everyone that, during today's call, we will be making forward-looking statements regarding future events and financial performance, including our guidance for Fiscal First Quarter of 2024. These forward-looking statements are subject to known and unknown risks and uncertainties. Presto cautions that these statements are not guarantees of future performance.

We encourage you to review our most recent reports or any applicable filings, for a complete discussion of these factors and other risks that may affect our future results or the market price of our stock. Finally, we are not obligating ourselves to revise our results or these forward-looking statements in light of new information or future events.

Also, during today's call, we will refer to certain non-GAAP financial measures. Reconciliations of non-GAAP to GAAP measures and certain additional information are included in today's press release. This press release can be viewed and downloaded from our website. And with that, we'll begin by turning the call over to our new CEO, Xavier Casanova.

Xavier Casanova

[Xavier Introduction]

Thank you, Adam. And thanks to everyone for joining our Fiscal Fourth Quarter and Full Year 2023 earnings call. I am pleased to be speaking to you today as the new CEO of Presto.

I joined Presto in 2022 as Chief Product Officer to develop and drive the Company’s innovative solutions. The thing that struck me immediately was the significant opportunity that Presto had in the dynamic and growing restaurant technology sector. In March, I was asked to become Chief Operating Officer.

In these roles, I have seen and heard first-hand the improvements that our AI and automation solutions make to our customers’ businesses and their guests’ dining experiences. Those experiences showed me clearly that Presto Automation is one of the most immediately actionable and scalable applications of AI today. These were also among the main reasons I was delighted to accept the opportunity to lead Presto as CEO in its new phase of development and growth.

As CEO, I intend to tap into my 25 years of experience in founding and building successful enterprise software companies. My knowledge of this business, including how our solutions are deployed and their applications for our customers, alongside my experience in developing high-growth, profitable businesses, will be invaluable for the months and years ahead.

[Xavier approach to the business]

I lead Presto’s experienced and diverse executive leadership team and benefit from having a truly engaged Board of Directors. Collectively, we are committed to harnessing Presto’s technology solutions to aggressively pursue the significant market opportunity available to us. While clear operational and commercial challenges exist, as they do for many other early-stage AI firms, we have a robust plan to (1) scale our Presto Voice business in a sustainable way, (2) continue to engage with our customer base of leading restaurant brands and their guests, and (3) deliver value for our shareholders.

As well as growing our revenue and further developing our technology, we have been laser-focused on reducing our operating expenses and cash burn. Over the last few months, I have taken several steps to operate our business more efficiently. This includes streamlining our operations, reducing costs, and deploying our talent in a way that is more closely aligned with our current business needs and strategic plans. We will continue to evaluate the effectiveness of these initiatives on an ongoing basis.

[Business introduction]

I am aware that this may be one of the first Presto earnings call for many investors and analysts, and so I wanted to take a step back to provide a brief overview of Presto.

Presto provides enterprise-grade AI and automation solutions to the restaurant industry. Our solutions are designed to lower labor costs, improve staff productivity, increase revenue, and enhance the guest experience both in the restaurant and at the drive-thru lane.

The restaurant technology market, while still nascent, continues to evolve in response to the challenges faced by restaurant operators. For example, the restaurant industry today faces increasing margin pressures at an unprecedented level. In an era of high inflation, restaurant operators need to both lower their costs and generate higher revenues to leverage their cost structures. Our solutions help restaurant operators address these concerns with compelling end-to-end solutions that seamlessly integrate into a restaurant’s existing technology stack.

As you may have read, California recently passed a law enforcing a $20 minimum wage for workers at fast-food chains with at least 60 locations across the United States, starting next April. At the same time, nationwide, the restaurant industry struggles to retain workers and has experienced consistently high staff turnover rates.

In fact, just recently, I was speaking to one of our customers in North Carolina, who told me that they had to close their restaurant early at 3pm every day due to a lack of staff before they installed our solution. After going live with Presto, this operator was able to remain open for an additional seven hours a day without increasing staff, showing first-hand the concrete and significant benefits our product provides.

To support our customers with these challenges, we offer two solutions to restaurant operators. Firstly, Presto Voice, our Voice AI product for QSR drive-thru operators, and secondly, Presto Touch, our pay-at-table tablets, for casual dining chains.

Some of the most recognized restaurant names in the United States are among our customers, including Carl’s Jr., Hardee’s, Del Taco, and Checkers for Presto Voice and Applebee’s, Chili’s, and Red Lobster for Presto Touch.

[Voice overview]

Let me start with Presto Voice. We are incredibly excited about the opportunity for our Presto Voice solution. There are about 130,000 drive-thru QSR restaurants in the United States. Approximately 56 million people in the US and Canada visit drive-thrus daily, with the average American spending $1,200 annually at the drive-thru lane. Critically, 58% of US restaurant operators say that they will use technology-enabled solutions to improve efficiency, labor cost management, and revenue growth in the future. These needs present a significant opportunity for us.

We developed Presto Voice specifically to address the pressing needs of drive-thru QSR restaurant operators. Presto Voice greets guests, takes an order, populates the order in the restaurant’s point of sale system, and delivers the order to the restaurant’s kitchen display system. Our voice solution can complete drive-thru orders, including large orders with multiple menu modifications and add-ons, with limited on-site restaurant staff intervention.

We believe that Presto Voice enables orders to be processed more efficiently and with greater accuracy than other systems available in the market. It upsells on nearly 80% of orders in the drive-thru, which is more reliable than a human. These upsells are accepted by the guest almost 35% of the time resulting in additional revenues to the restaurant. Presto Voice benefits the restaurant staff as well. It removes one of their previous responsibilities of taking orders through their headset. This allows them to enhance their performance in other areas, including fulfilling orders more efficiently and accurately.

Our Voice AI solution consists of Automated Speech Recognition and Text to Speech engines, Natural Language Processing, and Humans in the Loop. Humans in the Loop is an approach commonly used in the AI industry. Our system currently has Presto human agents operate offsite from the restaurant. Our human agents enter, review, validate, and correct orders received by Presto Voice and make sure that restaurant guests receive accurate orders. Presto human agents will always play a role in ensuring order accuracy, and we believe this is a significant competitive advantage of our solution. However, as the Presto Voice AI evolves, we expect that the level of Presto human input into the process will continue to decrease, further improving our own economics.

We are pleased with the reception Presto Voice has received in the market. As of September 30, 2023, we have rolled out 373 locations with Presto Voice, with an additional 95 currently under contract for installation. We have now signed contracts with 17 CKE franchise groups, one of our major Presto Voice customers. These franchise owners collectively own approximately 700 locations nationwide. This was supported by an agreement with one of the largest CKE franchisees in the United States, StarCorp, to be the exclusive Voice AI vendor across all of its 58 Carl’s Jr locations – something we announced in September. We were delighted that StarCorp decided to launch Presto Voice at full scale following a successful and competitive pilot, which showed that we were able to offer an upsell on 91% of orders.

We have also signed new corporate pilots. These pilot programs are key, as we can use them to demonstrate the ROI of our solutions and convert customers to full-scale deployment. This allows us to develop a backlog of rollouts that we can execute in the medium-term. In total, the restaurant groups that we are currently engaged with through a master service or a pilot agreement represent an annual revenue opportunity of over $100 million if fully expanded.

Although Presto Voice has contributed a small percentage of our revenue to date, we expect that it will contribute an increasing proportion of our revenue in the future. This is in part because of the significant growth in the QSR drive-thru market and the operators’ receptiveness to the benefits of new technologies. We are looking forward to executing our business plan to grow our Presto Voice revenue in line with our market opportunity.

Alongside the increase in the proportion of revenue that we expect from Presto Voice, we have a clear plan to increase the profitability of the Voice business. We will do this by realizing greater efficiencies with our Humans in the Loop, which will be achieved through the continued advancement of our technology and an increase in the number of locations in which Presto Voice is installed.

[Touch overview]

Now let me provide an overview of Presto Touch. Touch is our pay-at-table solution for casual dining chains. It enables self-service ordering, payment processing, and premium gaming experiences for restaurant guests. It also allows restaurants to operate dining rooms with fewer staff, enables servers to cater to more tables, and equips restaurants with valuable insights. In a highly competitive restaurant market, it is crucial for operators to focus on increasing customer loyalty. This generates repeat restaurant visits and increased check size. Presto Touch is well positioned to help restaurants successfully do that by personalizing guest experiences and providing more guest insights to the restaurant’s marketing team.

As of June 30, 2023, we have installed over 277,000 Presto Touch tablets at three of the Nation’s largest casual dining restaurants. This has enabled us to develop the human knowledge and account management tools necessary to install, integrate, and educate restaurant operators about our solutions. These core competencies are significant competitive strengths for Presto which have allowed us to penetrate the voice-activated drive-thru market quickly.

[Business competitive strengths]

As I hope you’ve seen, we have several competitive strengths that position us to grow our market position which I’d like to reiterate here:

●	First, we are developing an industry-leading technology platform;

●	Second, we have developed a computer-human interface that enables our customers to achieve leading levels of order accuracy;

●	Third, we have a proven ability to scale our platforms for our customers as demonstrated through our heritage in Presto Touch;

●	Fourth, we have significant experience of navigating the complex and diverse ownership models of most QSR and casual dining restaurants between corporate owners and their franchisees;

●	Fifth, we have a sticky business model with high switching costs, providing increased security of future revenues.

[Business highlights]

While Stanley will cover our financial results in more detail, I am pleased to report that our Full Year 2023 revenue was in line with guidance at $26.1 million. Our Fiscal Fourth Quarter of 2023 revenue decreased by 38.9% to $4.8 million compared to the Fiscal Fourth Quarter of 2022. The main reason for this was a decrease in hardware revenue from Presto Touch.

Before I turn the presentation over to Stanley, I would like to review a few important agreements that we reached recently.

One of our major shareholders, Cleveland Avenue, has committed to increasing its ownership in the Company, with a $3 million investment in Presto’s Common Stock. The financing for its increased ownership is expected to close on October 16, 2023, subject to customary closing conditions.

In addition, shareholders representing 53% of our issued shares have extended their lock-up commitments through December 23, 2024.

I am also pleased to share that Presto has revised its credit agreement with Metropolitan Partners Group, which continues to be a supportive lender to us, through a third amendment to its existing credit facility. Metropolitan has also committed to increasing the size of its facility by $3 million. This amendment removes certain covenants but retains those related to minimum unrestricted cash and monthly decrease in operating cash. The amendment will become effective with the investment by Cleveland Avenue and the satisfaction of other conditions that are expected to be achieved on or around that date.

We are also pleased to announce that Nathan Cook, a Senior Managing Director of Teneo, a global advisory firm that is supporting us across the business, is joining Presto today as interim CFO. We know that Nathan’s deep experience will be critical to this new phase of growth.

With that, I would like to hand it over to our Chief Accounting Officer Stanley Mbugua, to review our financial performance for Fiscal 2023 and Q4 2023.

Stanley Mbugua

Thank you, Xavier, and once again, thank you, everyone, for joining us today.

It is a pleasure speaking to you today as the Chief Accounting Officer of Presto Automation. I joined the team earlier this year and I look forward to building on the strong trajectory Presto is on and helping to scale the business.

Today, I will walk you through our Fiscal Fourth Quarter and Full Year 2023 results, and then cover our guidance for Fiscal First Quarter of 2024.

I will talk about certain results on a non-GAAP basis. We show reconciliation to GAAP measures in our recent press release, which is available in the Investor Relations section of our website at presto.com.

For the Fiscal Fourth Quarter of 2023, we reported revenue of $4.8 million, down 38.9% compared to Fiscal Fourth Quarter of 2022. Transaction revenue increased by 23.4% to $3.2 million compared to Fiscal Fourth Quarter of 2022, due to a successful increase in pricing for our gaming fees.

Full Year 2023 revenue was in line with our guidance at $26.1 million, compared to $30.4 million in Full Year 2022, a 14.1% decrease mainly due to contract terminations and expirations, a decrease in hardware revenue, and certain renewals at lower prices. Transaction revenue was $12.9 million, up 25.3% from last year, driven by increases in pricing for gaming fees.

For the Fiscal Fourth Quarter of 2023, OPEX was $13.7 million compared to $9.6 million for Fiscal Fourth Quarter of 2022. This was primarily driven by the impact of additional costs associated with being a newly public company.

Full Year 2023 OPEX was $56.9 million compared to $33.8 million in Full Year 2022. The increase was primarily due to three reasons: an increase in stock-based compensation, an increase in Research & Development payroll costs associated with Presto Voice, and costs associated with being a public company, including hiring additional staff and implementing new processes and procedures to address public company compliance requirements.

Adjusted EBITDA for the Fiscal Fourth Quarter of 2023 was a loss of $9.1 million compared to a loss of $10.8 million in the same quarter of 2022. Full Year 2023 Adjusted EBITDA was a loss of $39.1 million, up from a loss of $27.9 million in Full Year 2022.

As Xavier outlined, we have taken steps throughout the year to reduce our OPEX and cash burn. We are continuing to focus on increasing our operating efficiencies, our headcount and vendor rationalization processes, and detailed initiatives to achieve cost synergies across all functions.

Now, I would like to finish with our guidance for our Fiscal First Quarter of 2024. We expect revenue to be between $4.8 million and $5.0 million.

With that, Xavier, Dan, and I are ready to take your questions. Operator, please open the lines for any questions.